Exhibit 99.1

Devon Energy Corporation 333 West Sheridan Avenue Oklahoma City, OK 73102-5015

Devon Energy Reports Fourth-Quarter and Full-Year 2022 Results; Declares Quarterly Dividend and Raises Fixed Dividend by 11 Percent in 2023

OKLAHOMA CITY – Feb. 14, 2023 – Devon Energy Corp. (NYSE: DVN) today reported financial and operational results for the fourth-quarter and full year 2022. Supplemental financial tables and forward-looking guidance are available on the company’s website at www.devonenergy.com.

KEY FINANCIAL AND OPERATIONAL HIGHLIGHTS

•	Operating cash flow increased 74 percent in 2022 and free cash flow reached highest level in Devon history

•	Fixed-plus-variable dividend payout more than doubled in 2022 to $5.17 per share

•	Board approved an 11 percent increase to the fixed quarterly dividend in 2023

•	Share-repurchase program on track to decrease share count by 5 percent

•	Oil production reached all-time high of 316,000 barrels per day in the fourth quarter

•	Proved reserves increased 12 percent to 1.8 billion Boe at year-end 2022

CEO PERSPECTIVE

“2022 was another year of outstanding accomplishment for Devon that resulted in record-setting operating results and the best financial performance in our company’s prestigious 52-year history,” said Rick Muncrief, president and CEO.

“With our powerful suite of assets and financially driven strategy, our oil production reached a new all-time high, our streamlined cost structure captured the full benefit of rising commodity prices, and our disciplined reinvestment rates allowed us to generate a record-setting amount of free cash flow during the year.

“This free cash flow generation allowed us to reward shareholders by more than doubling our dividend payout and we expanded our share-repurchase program twice during the year to further compound per-share growth. We also deployed a portion of our excess cash towards strengthening our asset portfolio by closing on two highly accretive bolt-on acquisitions.

“As I look to 2023, there will be no change to our disciplined approach to the business,” Muncrief commented. “We have designed a capital program to efficiently sustain production, deliver high returns on capital employed and generate significant free cash flow that can once again be harvested for shareholders.”

FINANCIAL RESULTS

Devon reported net earnings of $1.2 billion, or $1.83 per diluted share, in the fourth quarter of 2022. Adjusting for items analysts typically exclude from estimates, the company’s core earnings were $1.1 billion, or $1.66 per diluted share.

Operating cash flow totaled $1.9 billion in the fourth quarter, an 18 percent increase versus the year-ago period. This level of cash flow funded all capital requirements and resulted in $1.1 billion of free cash flow for the quarter. For the full-year 2022, operating cash flow totaled $8.5 billion, a 74 percent increase versus 2021. Devon’s free cash flow reached $6.0 billion in the year, representing the highest amount in the company’s 52-year history.

The company’s investment-grade financial position continued to strengthen in the fourth quarter with cash balances increasing by $144 million to a total of $1.5 billion. Devon exited the quarter with an outstanding debt balance of $6.4 billion and a net debt-to-EBITDAX ratio of 0.5 times.

RETURN OF CAPITAL

Based on the fourth-quarter financial performance, Devon declared a fixed-plus-variable dividend of $0.89 per share. The dividend is payable on March 31, 2023, to shareholders of record at the close of business on March 15, 2023. For the full-year 2022, the company’s dividend payout more than doubled compared to 2021 to a record high of $5.17 per share.

As part of the fourth-quarter dividend announcement, the board approved an increase in the fixed dividend of 11 percent, or $0.02 per share. After the fixed dividend is funded, up to 50 percent of the excess free cash flow each quarter will be distributed to shareholders through the variable dividend.

Devon also returned capital to shareholders through the ongoing execution of its $2.0 billion share-repurchase authorization. To date, the company has repurchased 26 million shares since the commencement of the program, at a total cost of $1.3 billion. With this repurchase program, Devon is on track to decrease its outstanding share count by 5 percent.

OPERATING RESULTS

Production averaged 636,000 oil-equivalent barrels (Boe) per day in the fourth quarter, with oil volumes reaching a record high of 316,000 barrels per day. The company’s production in the quarter was reduced by 2 percent due to the impact of severe winter weather across its portfolio.

Devon’s upstream program for the fourth quarter averaged 25 operated drilling rigs and 114 gross operated wells were placed online. Total upstream capital spending was $874 million in the fourth quarter. Midstream, environmental, and other capital totaled $61 million in the quarter.

Production costs declined 6 percent compared to the previous quarter averaging $12.22 per Boe. The improved cost structure was driven by lower production taxes, resulting in field-level cash margins of $41.44 per Boe in the fourth quarter.

The company’s general and administrative expenses for the full-year 2022 increased 1 percent year over year. The increase was driven by higher personnel costs incurred in the fourth quarter.

ASSET-LEVEL HIGHLIGHTS

Delaware Basin: Production averaged 407,000 Boe per day (50 percent oil) in the quarter, with volumes growing 11 percent in 2022 compared to the prior year. Devon exited the year operating 16 rigs and 3 completion crews, resulting in 55 gross wells placed online in the fourth quarter across the company’s 400,000 net acres in the basin.

A top highlight was the co-development of multiple intervals within the Upper Wolfcamp at the company’s Todd area. The 14-well project, targeting three intervals in the Upper Wolfcamp flow unit, achieved initial production rates as high as 4,200 Boe per day. These highly commercial results further validate Devon’s stacked-pay resource potential in this portion of the field.

In 2023, the Delaware Basin will be the top funded asset in the company’s portfolio, representing 60 percent of total companywide capital spending. Of the 200-plus new wells planned for the upcoming year, roughly two-thirds of the activity will be directed toward development opportunities in New Mexico, with the remaining investment allocated to high-return projects across the company’s acreage in Texas.

First-quarter production in the Delaware will be impacted by infrastructure downtime resulting from an outage at a compressor station in the Stateline area along with minor third-party midstream downtime across the basin. The company estimates these temporary outages will curtail first-quarter volumes by approximately 10,000 Boe per day and expects to resume normal operations by the end of the first quarter.

Eagle Ford: Production averaged 68,000 Boe per day (62 percent oil), a 75 percent increase compared to the previous quarter. This volume growth was driven by integration of the Validus bolt-on acquisition and the commencement of 28 gross wells to production. In 2023, Devon plans to run 3 rigs and expects to bring online nearly 90 wells across its 82,000 net acre position.

Anadarko Basin: Production averaged 77,000 Boe per day (51 percent gas). In the fourth quarter, Devon placed 23 new wells online supported by a $100 million drilling carry with Dow. In 2023, the company expects to operate a 4-rig program and bring online more than 40 wells across its 300,000 net acre position in the basin.

Williston Basin: Production averaged 57,000 Boe per day (65 percent oil). Fourth-quarter production was limited by severe winter weather conditions that temporarily resulted in well shut-ins, facility downtime and delays in completion activity. Devon has restored the affected production and plans to bring online approximately 40 gross wells in 2023 across its 123,000 net acres.

Powder River Basin: Production averaged 22,000 Boe per day (71 percent oil), a 15 percent year-over-year increase in volumes. This growth was driven by the company’s Niobrara-focused drilling program that resulted in 16 wells placed online during the year. For 2023, Devon will continue to appraise this emerging oil resource, with plans to drill approximately 20 new wells across its 300,000 net acre position.

PROVED RESERVES

Devon’s estimated proved reserves increased 12 percent to 1.8 billion Boe at year-end 2022, of which 71 percent was oil and natural gas liquids. Proved undeveloped reserves accounted for 22 percent of the total.

Extensions and discoveries from the company’s drilling program added 278 million Boe of reserves in 2022, equating to a replacement rate of 125 percent of production. The capital costs incurred to deliver these extensions and discoveries totaled $2.6 billion, resulting in a finding and development cost of $9.37 per Boe. Acquisitions also contributed 153 million Boe of proved reserves at year-end 2022, at a total cost of $2.6 billion.

2023 OUTLOOK

For the full-year 2023, Devon expects to sustain production in the range of 643,000 to 663,000 Boe per day. Total capital investment for the year is expected to range from $3.6 billion to $3.8 billion. These capital requirements in 2023 are estimated to be self-funded at pricing levels as low as a $40 WTI oil price.

The company’s capital program in 2023 is weighted towards the first half of the year due to completion timing in the Delaware Basin and is expected to drive production higher throughout 2023.

First-quarter production is expected to approximate 635,000 Boe per day. Volumes in the quarter are temporarily impacted by infrastructure outages in the Delaware Basin, timing of wells placed online and ethane rejection.

Additional details of Devon’s forward-looking guidance for the first quarter and full-year 2023 are available on the company’s website at www.devonenergy.com.

SUSTAINABILITY UPDATE

Devon recently released its 2022 sustainability report highlighting efforts to deliver industry-leading results while being a good neighbor, valued and effective community partner, responsible environmental steward, and supportive employer. This report also details the progress Devon has made toward achieving key environmental targets such as reducing Scope 1 & 2 GHG emissions intensity and includes enhanced disclosures on air emissions and water management practices. For more details, please refer to the sustainability report at www.devonenergy.com/sustainability.

CONFERENCE CALL WEBCAST AND SUPPLEMENTAL EARNINGS MATERIALS

Also provided with today’s release is the company’s detailed earnings presentation that is available on the company’s website at www.devonenergy.com. The company’s fourth-quarter conference call will be held at 10:00 a.m. Central (11:00 a.m. Eastern) on Wednesday, February 15, 2023, and will serve primarily as a forum for analyst and investor questions and answers.

ABOUT DEVON ENERGY

Devon Energy is a leading oil and gas producer in the U.S. with a premier multi-basin portfolio headlined by a world-class acreage position in the Delaware Basin. Devon’s disciplined cash-return business model is designed to achieve strong returns, generate free cash flow and return capital to shareholders, while focusing on safe and sustainable operations. For more information, please visit www.devonenergy.com.

Investor Contacts	Media Contact
Scott Coody, 405-552-4735	Lisa Adams, 405-228-1732
Chris Carr, 405-228-2496

NON-GAAP DISCLOSURES

This press release includes non-GAAP (generally accepted accounting principles) financial measures. Such non-GAAP measures are not alternatives to GAAP measures, and you should not consider these non-GAAP measures in isolation or as a substitute for analysis of results as reported under GAAP. Reconciliations of these non-GAAP measures and other disclosures are provided within the supplemental financial tables that are available on the company’s website and in the related Form 10-K filed with the Securities and Exchange Commission (the “SEC”).

FORWARD LOOKING STATEMENTS

This press release includes “forward-looking statements” within the meaning of the federal securities laws. Such statements include those concerning strategic plans, our expectations and objectives for future operations, as well as other future events or conditions, and are often identified by use of the words and phrases “expects,” “believes,” “will,” “would,” “could,” “continue,” “may,” “aims,” “likely to be,” “intends,” “forecasts,” “projections,” “estimates,” “plans,” “expectations,” “targets,” “opportunities,” “potential,” “anticipates,” “outlook” and other similar terminology. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Devon expects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control. Consequently, actual future results could differ materially and adversely from our expectations due to a number of factors, including, but not limited to: the volatility of oil, gas and NGL prices; uncertainties inherent in estimating oil, gas and NGL reserves; the extent to which we are successful in acquiring and discovering additional reserves; the uncertainties, costs and risks involved in our operations; risks related to our hedging activities; our limited control over third parties who operate some of our oil and gas properties; midstream capacity constraints and potential interruptions in production, including from limits to the build out of midstream infrastructure; competition for assets, materials, people and capital; regulatory restrictions, compliance costs and other risks relating to governmental regulation, including with respect to federal lands, environmental matters and seismicity; risks related to regulatory, social and market efforts to address climate change; governmental interventions in energy markets; risks relating to the COVID-19 pandemic or other future pandemics; counterparty credit risks; risks relating to our indebtedness; cyberattack risks; the extent to which insurance covers any losses we may experience; risks related to stockholder activism; our ability to successfully complete mergers, acquisitions and divestitures; our ability to pay dividends and make share repurchases; and any of the other risks and uncertainties discussed in Devon’s 2022 Annual Report on Form 10-K (the “2022 Form 10-K”) or other filings with the SEC.

The forward-looking statements included in this press release speak only as of the date of this press release, represent management’s current reasonable expectations as of the date of this press release and are subject to the risks and uncertainties identified above as well as those described elsewhere in the 2022 Form 10-K and in other documents we file from time to time with the SEC. We cannot guarantee the accuracy of our forward-looking statements, and readers are urged to carefully review and consider the various disclosures made in the 2022 Form 10-K and in other documents we file from time to time with the SEC. All subsequent written and oral forward-looking statements attributable to Devon, or persons acting on its behalf, are expressly qualified in their entirety by the cautionary statements above. We do not undertake, and expressly disclaim, any duty to update or revise our forward-looking statements based on new information, future events or otherwise.

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